Exhibit 10.30.D

AMENDMENT NO. 4 TO

EMPLOYMENT AGREEMENT

The Employment Agreement dated June 16, 2003 between Scripps Networks Interactive, Inc., as successor to The E. W. Scripps Company, and Kenneth W. Lowe, as amended (the “Agreement”) is further amended, effective December 31, 2008, as follows:

1. The Agreement is hereby amended by replacing, where appropriate, the words “The E. W. Scripps Company” with the words “Scripps Networks Interactive, Inc.”

2. Paragraph 1 of the Agreement is hereby amended by replacing, where appropriate, the title “President and Chief Executive Officer of the Company” with the title “Chairman of the Board, President and Chief Executive Officer of the Company.”

3. Paragraph 7 of the Agreement is hereby amended by adding the following paragraph (d) to the end thereof:

“(d) Notwithstanding anything contained in this Section 7 to the contrary, (i) the amount of the continued base salary due under the first sentence of Section 7(a) and the amounts due under Paragraph 7(b)(v) (unless subject to a valid deferral election) shall be paid in a single lump sum within 30 days following the date of death or termination due to Permanent Disability, (ii) the Pro-Rata Bonus due under Section 7(b)(i) shall be paid in a single lump sum after the end of the applicable performance period but in no event later than the fifteenth day of the third month immediately following the end of that performance period, and (iii) all payments required to be made pursuant to Paragraph 7(b)(vi) shall be paid in accordance with the terms and subject to the conditions of the applicable Company plan, policy, program, arrangement or other agreement with the Company or any affiliate.”

4. Paragraph 9(e) of the Agreement is hereby replaced and superseded in its entirety as follows:

“(e) All payments required to be made pursuant to Paragraphs 9(a)(i), 9(a)(ii), 9(a)(iii) or 10(b)(i) shall be paid in a single lump sum within 15 days after the date that the Termination Release becomes effective and irrevocable in accordance with its terms; provided that the Pro-Rata Bonus shall be paid no later than the fifteenth day of the third month immediately following the end of the applicable performance period. All payments required to be made pursuant to Paragraphs 9(a)(viii), 9(b)(ii), 9(d)(iii) or 10(b)(iii) shall be paid in a single lump sum within 30 days after the date of termination (unless subject to a valid deferral election). All payments required to be made pursuant to Paragraphs 9(a)(ix), 9(b)(iii), 9(d)(iv) or 10(b)(vi) shall be paid in accordance with the terms and subject to the conditions of the applicable Company plan, policy, program, arrangement or other agreement with the Company or any affiliate.”

5. Section 10(c) of the Agreement is hereby amended by adding the following sentence to the end thereof:

“Any Gross-Up Payment will be paid or reimbursed on the earlier of (i) the date specified for payment herein, or (ii) December 31st of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, the end of the calendar year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Section 409A of the Internal Revenue Code of 1986.”

6. Paragraph 10(d) of the Agreement is hereby amended by adding the following sentence to the end thereof:

“The reasonable legal expenses described in the immediately preceding sentence, if any, must be incurred by Executive during the two-year period immediately following his termination of employment and shall be paid to the Executive within 10 calendar days following the expiration of that two-year period, provided that the Executive shall have submitted an invoice for such fees and expenses at least 30 calendar days prior to the expiration of that period. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.”

7. Paragraph 11 (b) is hereby replaced and superseded in its entirety as follows:

“(b) “Good Reason” means any of the following without Executive’s consent: (i) a material diminution in Executive’s base salary or short-term or long-term incentive opportunities, (ii) a material diminution in Executive’s authority, title, duties, or responsibilities, including, without limitation, removal as Chief Executive Officer; (iii) a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which Executive retains authority (except for good faith budget adjustments necessitated by the legitimate business needs of the Company); (v) a material change in geographic location at which Executive must perform services under this Agreement from the Company’s offices at which he was principally employed; or (vi) any other action or inaction that constitutes a material breach by the Company of the terms of the Agreement. A termination of employment shall not be deemed to be for Good Reason unless (1) Executive provides notice to the Company of the existence of the event or condition constituting the basis for the Good Reason termination within 30 days after such event or condition initially occurs or exists, (2) the Company fails to cure such event or condition within thirty 30 days after receiving such notice, and (3) Executive’s termination of employment occurs not later than 90 days after such event or condition initially occurs or exists.”

8. Section 14(c) of the Agreement is hereby amended by adding the following sentence to the end thereof:

“The release must be executed by Executive and become effective and irrevocable in accordance with its terms within 55 days following termination of employment.”

9. The Agreement is hereby amended by adding the following new Paragraph 28 to the end thereof:

“28. Section 409A. Section 409A of the Internal Revenue Code of 1986, and the Treasury regulations issued thereunder, (“Section 409A”) impose payment restrictions on “separation pay” (i.e., payments owed to Executive upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to Executive, including immediate taxation, interest and a 20% penalty tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for one or more of the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. If neither of these exceptions applies, then notwithstanding any provision in this Agreement to the contrary and to the extent required to comply with Section 409A:

(a) All amounts that would otherwise be paid or provided during the first six months following the date of termination shall instead be accumulated through and paid or provided (together with interest on any delayed payment at the applicable federal rate), on the first business day following the six-month anniversary of Executive’s termination of employment.

(b) Any expense eligible for reimbursement must be incurred, or any entitlement to a benefit must be used, during the applicable expense reimbursement or benefit continuation period provided in this Agreement. The amount of the reimbursable expense or benefit to which Executive is entitled during a calendar year will not affect the amount to be provided in any other calendar year, and Executive’s right to receive the reimbursement or benefit is not subject to liquidation or exchange for another benefit. Without limiting the foregoing, the provisions in Paragraphs 7(a), 9(a)(vii) and 10(b)(ii) that permit the Company to make cash payments to Executive in lieu of providing welfare benefits are hereby deleted. Provided the requisite documentation is submitted, the Company will reimburse the eligible expenses on or before the last day of the calendar year following the calendar year in which the expenses were incurred.

For purposes of this Agreement, “termination of employment” or words or phrases to that effect shall mean a “separation from service” within the meaning of Section 409A.”

10. Except as explicitly set forth herein, the Agreement will remain in full force and effect.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Joseph G. NeCastro
Joseph G. NeCastro Executive Vice President and Chief Financial Officer

/s/ Kenneth W. Lowe
Kenneth W. Lowe

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